Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: January 4, 2006	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED UPDATES GUIDANCE

FOR THE QUARTER ENDED DECEMBER 31, 2005;

SETS EARNINGS RELEASE AND CONFERENCE CALL DATES

PITTSBURGH, PA., January 4, 2006 — II-VI Incorporated (NASDAQ NMS: IIVI) today updated guidance for the quarter ended December 31, 2005. Revenues for the quarter ended December 31, 2005 are expected to be approximately $55 million, which are in line-with the previously announced fiscal second quarter expectations of $55 million to $56 million. Actual revenues for the quarter ended December 31, 2004 were $43.2 million. However, because of changes in the mix of revenues between business segments, production challenges at certain of our business segments and other factors discussed below, earnings per share for the quarter ended December 31, 2005 is expected to range from $0.16 to $0.18, which is below previously announced fiscal second quarter expectations of $0.21 to $0.23. Actual earnings per share for the quarter ended December 31, 2004 was $0.18.

The Company also revised its expectations for the fiscal year ending June 30, 2006. The Company currently forecasts revenues to range from $220 million to $226 million and earnings per share to range from $0.80 to $0.85. Previously announced fiscal year 2006 expectations were for revenues of $223 million to $229 million and earnings per share of $0.87 to $0.91. Actual results for the year ended June 30, 2005 were revenues of $194 million and earnings per share of $0.78.

Prior year earnings per share have been adjusted to reflect the modified retrospective application of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment” (FAS 123(R)), which the Company adopted effective July 1, 2005. FAS 123(R) requires expensing the calculated fair value of incentive stock options. All per share data for this quarter and former periods cited in this press release have been adjusted to account for the two-for-one split of the Company’s common shares paid as a stock dividend to shareholders of record on March 2, 2005 and distributed on March 22, 2005. The results for the quarter ended December 31, 2004 include one month of contributions from Marlow Industries, Inc., (Marlow) which was acquired by the Company in December 2004, and the results for the year ended June 30, 2005 include seven months of contributions from Marlow.

Francis J. Kramer, president and chief operating officer said, “While our order intake remains strong across all business segments, during the just completed quarter we have experienced some unexpected production challenges resulting in a decrease from the September 30, 2005 quarter in the amount of revenues generated by our Infrared Optics business segment and significant scrap costs at our Military Infrared Optics business segment. Our facility expansion programs in the United States, Singapore and Vietnam have progressed and this is currently causing an increase in production costs ahead of current demand. Nevertheless, we are pleased to have this production capability in place to support future growth and expect it to support improved financial performance in the future. Material and energy costs are also increasing faster than anticipated. While we are working diligently to resolve these issues, we believe some of them will continue during the remainder of fiscal year 2006 and have adjusted our revenue and earnings per share guidance accordingly.”

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II-VI Incorporated

January 4, 2006

The Company expects to announce final results for the second quarter of fiscal 2006 on Wednesday, January 18, 2006 after the market closes. It will conduct a conference call to discuss the results at 10:00 a.m. Eastern Time on Thursday, January 19, 2006. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma ray instrumentation. The Company’s infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company’s near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company’s VLOC subsidiary. The Company’s military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics (EEO) brand name. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the Company’s ability to successfully integrate Marlow’s operations into the Company’s organization and to realize synergies in material growth and utilization of our worldwide manufacturing and distribution networks; (ii) the failure of any one or more of the assumptions stated above to prove to be correct; (iii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; (iv) purchasing patterns from customers and end-users; (v) timely release of new products, and acceptance of such new products by the market; (vi) the introduction of new products by competitors and other competitive responses; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail,

ccreaturo@ii-vi.com.

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